POWER OF ATTORNEY
(Section 16(a) Reporting)

	The undersigned, an officer, director and/or shareholder of Interlink Electronics, Inc. (the "Company"), does hereby constitute and appoint Michael E. Thoben, III and Charles C. Best, and any of them, his or her true and lawful attorney and agent to execute in his or her name any and all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 with respect to equity securities of the Company; and to file the same with the Securities and Exchange
Commission and any applicable stock exchange; and the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

	This Power of Attorney revokes all prior Power of Attorneys relating to reporting under Section 16(a) and shall remain in effect until revoked by a subsequently filed instrument.

Dated: October 18, 2006



					By: /s/ Tom Thimot
						TOM THIMOT